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                                                                    Exhibit 99.1

                            COMPANY CONTACT:         Vion Pharmaceuticals, Inc.
                                                     Howard B. Johnson, CFO
                                                     (203) 498-4210 phone

       Vion Receives Initial Payment from Beijing Pason License Agreement


NEW HAVEN, CT, November 12, 2003 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) announced today that the Company had received the initial payment of $500,000 from Beijing Pason Pharmaceuticals, Inc. ("Pason") associated with the recently signed license agreement to develop Triapine'r'. Under this agreement, Pason obtained exclusive rights to develop, manufacture and market Triapine'r' for anticancer and antiviral uses in the mainland of the People's Republic of China, Taiwan, Hong Kong and Macao (the "Territory").

Dr. Sen Liu, Chief Executive of Pason, said "Our plan is to initiate clinical trials of Triapine'r' for the treatment of cancer in the first half of 2004." He added, "Also in 2004, Pason plans to extend preclinical testing of Triapine'r' for antiviral uses, and to conduct additional preclinical studies of a Triapine'r' oral formulation, which demonstrated excellent absorption in a preliminary clinical study conducted by Vion. An oral formulation will significantly expand the development opportunities for Triapine'r' in both cancer and antiviral applications."

Alan Kessman, Chief Executive Officer of Vion, said "The license agreement with Pason will broaden the development of Triapine'r' by exploring new cancer and non-cancer indications, as well as add to the evaluation of the oral formulation. We are pleased with the progress and aggressive timetable set forth by Pason to move Triapine'r' forward into human trials in the Territory."

Vion Pharmaceuticals, Inc. is a biopharmaceutical company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes:
Triapine'r', a potent inhibitor of a key step in DNA synthesis; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at WWW.VIONPHARM.COM.

Beijing Pason Pharmaceuticals, Inc. ("Pason") is a pharmaceutical company focused on the development of anti-cancer and anti-HBV drugs. Pason's products include: BP9906, an anti-HBV agent and BP-Inter 014, an anti-cancer agent. Pason also has a subsidiary that specializes in developing and distributing diagnostic products for infectious diseases. For more information, visit www.pason-pharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any




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of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.